                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NVIDIA Corporation:

We consent to the incorporation herein by reference of our report dated November 16, 1998, with respect to the balance sheets of NVIDIA Corporation as of December 31, 1996 and 1997, January 31, 1998, and October 25, 1998 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, the one-month period ended January 31, 1998, and the nine-month period ended October 25, 1998 and the related schedule which reports appear in the registration statement prospectus on Form S-1 (No. 333-47495) of NVIDIA Corporation.

                                          /s/ KPMG LLP

Mountain View, California
March 22, 1999